Schedule A

to the Operating Services Agreement

between the Direxion Shares ETF Trust and Rafferty Asset Management, LLC

ACTIVELY-MANAGED FUNDS

Direxion Concentrated Energy ETF	0.05%
Direxion Concentrated Homebuilders & Supplies ETF	0.05%
Direxion Concentrated Semiconductors ETF	0.05%
Direxion Concentrated Electric and Autonomous Vehicles ETF	0.05%
Direxion Concentrated Biotech ETF	0.05%
Direxion Concentrated Retail ETF	0.05%
Direxion Concentrated Technology ETF	0.05%

NON-LEVERAGED FUNDS

Direxion NASDAQ-100® Equal Weighted Index Shares	0.05%
Direxion Moonshot Innovators ETF	0.05%
Direxion Work From Home ETF	0.05%
Direxion NYSE FANG+ ETF	0.05%
Direxion Hydrogen ETF	0.05%

COMMODITY-RELATED FUND

Direxion Auspice Broad Commodity Strategy ETF	0.20%

Last Revised: August 24, 2023